EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SAFE RX PHARMACIES, INC
(Formerly Signature Healthcare, Inc.)

           The corporation hereby adopts these Amended and Restated Articles of Incorporation of Safe Rx Pharmacies, Inc. (formerly Signature Healthcare, Inc.) amend the Articles of Incorporation of the corporation in as follows:

*	Article One is amended to change the name of the corporation from Signature Healthcare, Inc., to Safe Rx Pharmacies, Inc.
*

Article Four is amended to effect a one-for-twenty reverse stock split and authorize the issuance of 10,000,000 shares of preferred stock, including 4,978,486 shares of Series A preferred shares, par value $0.001 per share.

*	Article Eight is amended to delete the name of the initial director of the corporation at the time of its original incorporation.
*	Former Article Nine, which named the incorporator at the time of incorporation, is deleted.
The Amended and Restated Articles of Incorporation, which have been approved by holders of a majority of the corporation's outstanding common stock, follow.

ARTICLE ONE - NAME

The name of the corporation is Safe Rx Pharmacies, Inc.

ARTICLE TWO - DURATION

The period of its duration is perpetual.

ARTICLE THREE - PURPOSE

The purpose for which this corporation is formed is to engage in any lawful activity.

ARTICLE FOUR - STOCK

           A.       The aggregate number of shares of common stock which the corporation shall have authority to issue is one hundred million (100,000,000), par value $0.001 per share. The capital stock, or the holders thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay debts of the corporation. Effective upon the approval of these Amended and Restated Articles of Incorporation and filing with the Secretary of State of Nevada (the "Effective Time"), each twenty (20) shares of the corporation's common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into one share of new common stock, par value $0.001 per share, of the corporation. No fractional shares will be issued and, in lieu thereof, the holding of each holder of common shares who would be entitled to receive a fractional share shall have their holdings rounded up to the next whole share of common stock.

           B.       The Corporation is also authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. A total of 4,978,486 shares of the authorized preferred stock is hereby designated as Series A preferred stock. Each Series A preferred share shall be convertible into one share of common stock in the sole discretion of the owner at any time after 60 days from the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of Nevada. Each Series A preferred share shall have the same voting rights, liquidation rights, and dividend rights as provided for each share of common stock.

           C.       The Board of Directors of the Company shall establish the specific terms, rights, voting privileges and preferences of the remaining 5,021,514 shares of preferred stock which have not been designated as Series A preferred stock, or any series thereof.

ARTICLE FIVE - CUMULATIVE VOTING

No cumulative voting shall be permitted in the election of directors.

ARTICLE SIX - REGISTERED OFFICE & RESIDENT AGENT

           The location of the corporation's registered office within the State of Nevada is 202 North Curry Street, Suite 100, Carson City, NV 89703-4121, and its resident agent at this address shall be State Agent and Transfer Syndicate, Inc. The corporation may maintain an office or offices in such other place within or without the State of Nevada as may from time to time be designated by the Board of Directors or by the Bylaws of the corporation. The corporation may conduct all business of every kind or nature, including the holding of any meeting of directors or shareholders, inside or outside the State of Nevada.

ARTICLE SEVEN - BOARD OF DIRECTORS

The affairs of the corporation shall be governed by a Board of Directors, which shall consist of no less than one (1) member and no more than nine (9) members.

ARTICLE EIGHT - BYLAWS

           The initial Bylaws of the corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, shall be vested in the Board of Directors, except as otherwise may be specifically provided by law or in the Bylaws.

ARTICLE NINE - LIMITATION ON LIABILITY

           To the fullest extent permitted by laws of the State of Nevada or any other applicable law as now in effect or as it may hereafter be amended, no director of the corporation shall have personal liability to the corporation or its shareholders for damages for any action taken or any failure to take any action as a director.

ARTICLE TEN - INDEMNIFICATION

           To the fullest extent permitted by the laws of the State of Nevada or any other applicable law as now in effect or as it may hereafter be amended, the corporation may indemnify directors and executive officers as defined in the Bylaws. The corporation shall indemnify employees, fiduciaries, and agents to the extent provided for in the Bylaws or authorized by the Board of Directors.

ARTICLE ELEVEN - PREEMPTIVE RIGHTS

No shareholder of the corporation shall have preemptive rights to acquire additional or treasury shares of the corporation.

In witness whereof, the undersigned authority as executed these Amended and Restated Articles of Incorporation on June 21st, 2006.

/s/ William R. Miertschin
William R. Miertschin, President